Hong Kong Highpower Technology Revises 2008 Financial Targets

HONG KONG AND SAN JOSE, CALIF. - October 2, 2008 - Hong Kong Highpower Technology, Inc. (Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and Lithium-ion (Li-ion) batteries and related products, today announced revised financial targets for the full year ending December 31, 2008. Hong Kong Highpower Technology now expects net sales to be approximately $70.0 million to $75.0 million, net income to be approximately $2.6 million to $2.8 million and EBITDA to be approximately $4.7 million to $5.0 million for 2008. The Company had previously targeted net sales of approximately $90.0 million, net income of approximately $3.8 million and EBITDA approaching $6.0 million for the full year 2008. The Company maintains its 2008 gross margin target of approximately 16%. An explanation of the use of EBITDA, a non-GAAP financial measure, is provided in the section “Use of Non-GAAP Financial Measures” herein.

George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology, stated, “In addition to the impact of weak global economic conditions, the market price of nickel has significantly declined this year which necessitated a decrease in our unit prices. While this has generated improved gross margin, our unit price has declined, impacting our sales revenue. However, our new projections for 2008 still represent healthy year-over-year increases of approximately 2% and 60% in net sales and net income, respectively.

“Our core Ni-MH business remains strong as we continue to build market share worldwide. We also expect solid incremental growth next year from the ramp of our Li-ion business,” Mr. Pan concluded.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit http://www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://hpj.client.shareholder.com/releases.cfm.

Hong Kong Highpower Technology, Inc.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are identified through use of the words “expect,” “project,” "target,” "continue," “believe,” and other words of similar meaning. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Hong Kong Highpower Technology, Inc. (“HPJ” or the “Company”) to differ materially from the results expressed or implied by such statements. These risks and uncertainties include, without limitation, fluctuations in the cost of raw materials, the Company's dependence on major customers for a significant portion of its net sales, changes in the laws of the PRC that affect the Company's operations, the devaluation of the U.S. Dollar relative to the Renminbi, the Company's dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use its battery products, responsiveness to competitive market conditions, the Company’s ability to successfully manufacture Li-ion batteries in the time frame and amounts expected, the market acceptance of the Company’s Li-ion products, and changes in foreign, political, social, business and economic conditions that affect the Company’s production capabilities or demand for its products. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K, as amended, for the period ended December 31, 2007, and other reports the Company files under the Securities and Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

Use of Non-GAAP Financial Measures

The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. The Company believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense).
The Company expects net income for the year ended December 31, 2008 to be $2.6 million to $2.8 million. The Company expects EBITDA for the year to be $4.7 million to $5.0 million. The Company expects interest expense of approximately $0.9 million for the year, and depreciation and amortization of $0.8 million. Based on this, the Company expects a provision of income taxes of $0.4 million to $0.5 million.

The Company believes that trends in its EBITDA are a valuable indicator of its operating performance and of its ability to produce operating cash flows to fund working capital needs, to service debt obligations and to fund capital expenditures.

Hong Kong Highpower Technology, Inc.

The term EBITDA is not defined under U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. The Company’s EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, EBITDA should not be considered in isolation, or as a substitute for net income (loss) or other consolidated statement of operations data prepared in accordance with U.S. GAAP.

Media and Investor inquiries:

Financial Profiles, Inc.
Brandi Floberg
(310) 277-4711
HPJ@finprofiles.com

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